Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NATIONAL COAL CORP.

RANGER ENERGY INVESTMENTS, LLC

AND

RANGER COAL HOLDINGS, LLC

September 27, 2010

i

INDEX OF DEFINED TERMS

Page
Action	17
Active Operating Properties and Reserves	1
Affiliate	1
Agreement	1
Book-Entry Share	7
Business Day	2
CERCLA	3
Certificate	7
Certificate of Merger	6
Closing	7
Closing Date	7
Coal Act	17
Code	2
Company	1
Company Acquisition Proposal	29
Company Articles	11
Company Benefit Plan	2
Company Bylaws	11
Company Disclosure Letter	11
Company Equity Awards	2
Company Intellectual Property	19
Company Options	2
Company Proxy Statement	2
Company Restricted Shares	7
Company SEC Reports	14
Company Securities	13
Company Shareholder Meeting	26
Company Stock Plan	2
Company Warrants	2
Confidential Information	2
Contract	12
Conversion Transactions	33
Covered Claim	39
Disbursing Agent	7
Dissenting Shares	7
DLLCA	6
Effective Time	6
Employment Agreement	2
End Date	35
Environment	3
Environmental and Safety Laws	3
ERISA	3
ERISA Affiliate	16
Exchange Act	3
FBCA	6
Financial Advisor	15

Page
GAAP	3
Governmental Authority	3
Hazardous Materials	3
Indebtedness	3
Indemnified Parties	30
IRS	16
Knowledge	4
Law	4
Liens	4
Material Adverse Effect on Parent	23
Material Adverse Effect on the Company	4
Merger	1
Merger Consideration	7
Merger Shares	7
Merger Sub	1
Mining Title	4
Operating Facilities	4
Order	4
Other Real Property	5
Owned Real Property	20
Parent	1
Parent Disclosure Letter	22
Permits	5
Permitted Liens	5
Person	5
Proxy Materials	30
Real Property Leases	20
Recommendation	26
Recommendation Withdrawal	5
Release	5
Representative	5
Requisite Shareholder Vote	11
Restraint	33
Sarbanes-Oxley Act	14
SEC	5
Securities Act	5
Shares	1
SMCRA	3
Specified Contract	21
Subsidiary	5
Superior Proposal	29
Surviving Entity	1
Takeover Statute	6
Tax	6
Tax Return	6
Termination Fee	6

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 27th day of September, 2010 by and among NATIONAL COAL CORP., a Florida corporation (the “Company”), RANGER ENERGY INVESTMENTS, LLC, a Delaware limited liability company (“Parent”) and RANGER COAL HOLDINGS, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

A. The parties intend that the Company be merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a direct or indirect wholly owned subsidiary of Parent (the “Surviving Entity”).

B. The Board of Directors of the Company has (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Merger, and (iii) resolved to recommend that shareholders of the Company approve and adopt this Agreement.

C. The respective Boards of Managers of Parent and Merger Sub have unanimously approved this Agreement.

D. In the Merger, subject to the terms of Article II hereof, each share of common stock, $0.0001 par value per share, of the Company (including Company Restricted Shares (as hereinafter defined), the “Shares”), other than those shares, if any, held by Parent, Merger Sub, the Company or any wholly owned Subsidiary of the Company, will be converted into the right to receive $1.00 per share in cash.

E. The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.

F. This Agreement is intended to constitute the agreement of merger required by the FBCA (as hereinafter defined) and the DLLCA (as hereinafter defined) for the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

“Active Operating Properties and Reserves” means all property included in mining permits currently issued to the Company or any of its Subsidiaries or which will be issued prior to the Closing.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise. For purposes of this Agreement, Parent and Merger Sub shall be deemed not to be Affiliates of the Company.

“Business Day” means any day other than Saturday, Sunday or any other day on which banks in New York, New York are legally permitted to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means an “employee benefit plan” (within the meaning of Section 3(3) of ERISA including any multiemployer plan within the meaning of Section 3(37) of ERISA) and each compensation or benefit plan, program, policy, practice, agreement or arrangement, including without limitation all stock ownership, stock purchase, stock option, phantom stock or other equity-based retirement, vacation, severance, disability, death benefit, employment, change-in-control, fringe benefit, bonus, incentive, pension, profit sharing, medical, and deferred compensation plan, program, policy, practice, agreement or arrangement, whether or not subject to ERISA, which is sponsored, maintained or contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries.

“Company Equity Awards” means Company Options and Company Warrants.

“Company Options” means outstanding options to acquire Shares from the Company granted under the Company Stock Plan.

“Company Proxy Statement” means the proxy statement, together with any amendments or supplements thereto and any other related proxy materials, relating to the approval of this Agreement by the Company’s shareholders prepared in accordance with applicable Law.

“Company Stock Plan” means the Amended and Restated 2004 National Coal Corp. Option Plan.

“Company Warrants” means outstanding warrants to acquire Shares from the Company.

“Confidential Information” means any information provided by the Company or its Representatives to Parent or Merger Sub or their respective Representatives regarding the business operations of the Company and its Subsidiaries, including, but not limited to, any business, technical, marketing, financial or other information, business strategies, customer lists, price lists, cost information, employee information, contracts, leases or other agreements, compilations, programs, devices, methods, techniques and processes, process descriptions, or descriptions of technical know how, along with all notes, analyses, compilations, studies or other documents prepared by Parent or Merger Sub or their respective Representatives which contain or reflect such information; provided, however, that the term “Confidential Information” shall not include information which is: (a) already known to Parent or Merger Sub or their respective Representatives at the time that it is disclosed by the Company or its Representatives; (b) publicly known at the time of the disclosure to Parent or Merger Sub or their respective Representatives; or (c) available to Parent or Merger Sub or their respective Representatives on a non-confidential basis from a source other than the Company or its Subsidiaries provided that such source is not known to Parent or Merger Sub to be bound by a confidentiality obligation to the Company or its Subsidiaries. Confidential Information may be delivered in written or oral form, expressed in electronic media or otherwise and may be tangible or intangible.

“Employment Agreement” means any employment, severance, retention, bonus, termination, indemnification, change-in-control or similar Contract or plan between the Company or any of its Subsidiaries, on the one hand, and any employee, officer, director or other agent or consultant of the Company or any of its Subsidiaries, on the other hand, or for the benefit of any employee, officer, director or other agent or consultant of the Company or any of its Subsidiaries.

“Environment” means any ambient air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life and natural resources.

“Environmental and Safety Laws” means all federal, state and local Laws in effect as of the Closing Date concerning: (a) the Environment, including, without limitation, any Law related to pollution, contamination, cleanup, preservation, protection and reclamation of the Environment; (b) the management of any Hazardous Materials, including the presence, use, production, generation, handling, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials, (c) any Release or threatened Release of any Hazardous Materials, including the investigation, assessment, testing, monitoring, containment, clean up, removal, treatment or any other action to address such Release or threatened Release; (d) public health and safety; (e) worker health and safety; (f) mine health or safety; (g) surface and underground mining; and (h) mineral processing or transport. Environmental and Safety Laws shall include, but not be limited to, the Surface Mining Control and Reclamation Act of 1977, as amended, 30 U.S.C. § 1201 et seq. (“SMCRA”), the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. (“CERCLA”), the Resources Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq., the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Act, as amended, 33 U.S.C. § 1251 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, as amended, 42 U.S.C. § 300F et seq., the Federal Hazardous Materials Transportation Law, 49 U.S.C. § 5101 et seq., and all other similar federal, state, and local Laws, as well as the terms and conditions of any Permit issued pursuant to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state or foreign government, governmental or administrative agency, governmental or regulatory authority, department, commission, court, or organized securities exchange of competent authority, or any non-governmental self-regulatory agency, commission or authority having (through authority granted by a government or governmental agency, authority, department or commission) the force of law.

“Hazardous Materials” means any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material, or agent.

“Indebtedness” means, as applied to any Person, all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured including, without limitation, (a) all indebtedness of such Person for the deferred purchase price of property or services represented by a note or other security, including, without limitation, any related party notes payable, (b) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (c) all indebtedness of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (d) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (e) any liability of such Person in respect of banker’s acceptances or letters of credit, to the extent of amount drawn thereunder, (f) any liability of such Person for deferred compensation payable in cash to any current or former officer, director, employee or consultant,

(g) any amounts owed with respect to overdrafts, (h) any liability in respect of interest, fees or other charges in respect of any indebtedness referred to above and (i) all indebtedness referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Knowledge” means, with respect to any Person that is not an individual, the actual knowledge of such Person’s executive officers, directors or managers, as applicable, and other employees or consultants in charge of such Person’s accounting, environmental, permitting, land or safety departments and the knowledge that any of such individuals would be reasonably expected to have in the conduct of their respective duties, and, with respect to any Person that is an individual, the actual knowledge of such Person.

“Law” means applicable statutes, common laws, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, injunctions, writs, decrees, licenses, governmental guidelines or interpretations having the force of law, Permits, rules and bylaws, in each case, of a Governmental Authority.

“Liens” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Material Adverse Effect on the Company” means a change, effect, event or development that (a) is or would be reasonably expected to be materially adverse to the business, assets, liabilities, results of operation or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no change, effect, event or development to the extent resulting from any of the following, shall be deemed to be, or to contribute to, or be taken into account in determining whether there has been or will be, a Material Adverse Effect on the Company: (i) changes, events or developments in or affecting general economic or regulatory conditions (including changes in Law), or in the securities, credit or financial markets, the industry in which the Company operates generally or in any specific jurisdiction or any Law or regulatory, legislative or other political conditions or developments, in each case, to the extent such changes do not affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries operate; (ii) public disclosure of this Agreement or the transactions contemplated hereby, including the identity and/or structure of Parent and its Affiliates; (iii) any taking of any action required by this Agreement, including but not limited to the Conversion Transactions; (iv) changes in GAAP, or the interpretation thereof; (v) changes in the share price or trading volume of the Shares or the failure of the Company to meet internal or external projections or forecasts (unless due to a circumstance which would separately constitute a Material Adverse Effect on the Company); or (vi) any conditions resulting from natural or manmade disasters or other Acts of God; or (b) is or would reasonably be expected to impair in any material respect the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement or to perform its obligations under this Agreement without any material delay.

“Mining Title” means fee simple title to surface and/or coal or an undivided interest in fee simple title thereto or a leasehold interest in all or an undivided interest in surface and/or coal together with no less than those easements, licenses, privileges, rights, and appurtenances as are necessary to (a) mine, remove, and transport coal by surface mining methods or by underground mining methods, as applicable; and (b) operate the Operating Facilities in the manner presently operated.

“Operating Facilities” means any real property rights owned, leased or otherwise controlled by the Company or any of its Subsidiaries where the Company or any of its Subsidiaries has facilities currently used in the coal mining business including office and administrative buildings, mine openings, air shafts, preparation and processing plants, slurries and gob disposal areas, retention and drainage ponds, unfinished reclamation areas, coal terminals, and coal loading and storage facilities.

“Order” means any order, writ, injunction, decree, judgment, award, settlement or stipulation issued, promulgated or entered into by or with any Governmental Authority.

“Other Real Property” means any real property rights owned, leased or otherwise controlled by the Company or any of its Subsidiaries other than Active Operating Properties and Reserves and Operating Facilities.

“Permits” means any mining permits, leases, mining rights, mining licenses, re-mining agreement and similar authorizations and approvals and other licenses, franchises, permits, filings, exemptions, notices, certificates, consents, approvals or other similar authorizations of, from or by a Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings; (b) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests incurred in the ordinary course of business or that secure a liquidated amount that are being contested in good faith and by appropriate proceedings or with respect to which there remains an opportunity to contest, in each case which Liens do not exceed $100,000 in the aggregate; (c) Liens set forth in leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (d) Liens imposed by applicable Law; (e) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (f) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (g) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (h) such non-monetary Liens or other imperfections of title, if any, that, individually or in the aggregate, would not be reasonably likely to (A) materially interfere with the present use or operation of any material property or asset of the Company or any of its Subsidiaries or (B) materially detract from the value of such material property or asset; and (i) Liens the existence of which are specifically disclosed in the notes to the consolidated financial statements of the Company included in any Company SEC Report filed prior to the date of this Agreement.

“Person” means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture, unincorporated organization, group, any other entity or organization or a Governmental Authority.

“Recommendation Withdrawal” means any action by the Board of Directors of the Company or any committee thereof to (a) withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify), in any manner adverse to Parent or Merger Sub, the Recommendation, or (b) make any other public statement materially inconsistent with the Recommendation.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, escape or leaching of any Hazardous Materials into the Environment, whether intentional or unintentional.

“Representative” means, with respect to any Person, such Person’s directors, officers, managers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative or controlled Affiliate.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any Person, any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions (or, if there are no such voting interests, more than 50% of the equity interests of the second Person).

“Takeover Statute” means any state takeover Law (including Section 607.0902 of the FBCA) or similar Law.

“Tax” means all U.S. Federal, state, local, foreign and other taxes (including withholding taxes), assessments, levies, impositions and other governmental charges of any kind or nature whatsoever, together with any interest, penalties or additions imposed with respect thereto.

“Tax Return” means any return, declaration, report, statement, information statement or other document required to be filed with a Governmental Authority with respect to Taxes, including any amendments or supplements to any of the foregoing.

“Termination Fee” means $500,000.

Section 1.2. Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, unless the context expressly provides otherwise. All references herein to Sections, paragraphs, subparagraphs, clauses, Annexes or Schedules shall be deemed references to Sections, paragraphs, subparagraphs or clauses of, or Annexes or Schedules, to this Agreement, unless the context expressly provides otherwise. Unless otherwise expressly defined, terms defined in this Agreement have the same meanings when used in any Exhibit or Schedule hereto, including the Company Disclosure Letter. Unless otherwise specified, the words “herein”, “hereof”, “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole (including the Schedules and Annexes) and not to any particular provision of this Agreement.

ARTICLE II

THE MERGER

Section 2.1. The Merger.

(a) At the Effective Time, in accordance with the Florida Business Corporation Act (the “FBCA”) and the Delaware Limited Liability Company Act (the “DLLCA”), and upon the terms and subject to the conditions set forth in this Agreement, the Company shall be merged with and into Merger Sub, at which time the separate existence of the Company shall cease and Merger Sub shall survive the Merger as a direct or indirect wholly owned subsidiary of Parent.

(b) Subject to the provisions of this Agreement, at the Closing, the Company and Merger Sub shall file the articles of merger or certificate of merger, as applicable, (each a “Certificate of Merger”) executed in accordance with, and containing such information as is required by, the relevant provisions of the FBCA and the DLLCA with the Secretary of State of the State of Florida and the Secretary of State of the State of Delaware, and shall make all other filings or recordings required under the DLLCA or the FBCA in connection with the Merger. The Merger shall become effective at 11:59 p.m. Eastern Time on the day by which the Certificate of Merger shall have been duly filed with both the Secretary of State of the State of Florida and the Secretary of State of the State of Delaware or at such other, later date and time as is agreed between the parties and specified in the Certificate of Merger in accordance with the relevant provisions of the FBCA and the DLLCA (such date and time is hereinafter referred to as the “Effective Time”).

(c) The Merger shall generally have the effects set forth in the applicable provisions of the FBCA and the DLLCA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Entity.

(d) Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on the second Business Day after the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VIII (other than those conditions to be satisfied or waived by action taken at the Closing). The foregoing notwithstanding, the Closing may be consummated at such other time or date as may be agreed to in writing by the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Closing shall be held at the offices of Frost Brown Todd LLC, 250 West Main Street, Suite 2800, Lexington, Kentucky 40507, unless another place is agreed to in writing by the Company and Parent.

Section 2.2. Conversion of Securities. At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of the Shares:

(a) Each Share (including any Company Restricted Shares) held by the Company or owned directly or indirectly by Parent, Merger Sub or any wholly owned Subsidiary of the Company immediately prior to the Effective Time, if any, shall automatically be canceled and retired and shall cease to exist, and no payment, distribution or other consideration shall be made or delivered with respect thereto.

(b) Each unit of ownership of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable unit of ownership of the Surviving Entity.

(c) Each Share (including any Company Restricted Shares) issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled pursuant to Section 2.2(a) and other than Dissenting Shares) automatically shall be canceled and converted into the right to receive $1.00 in cash (the “Merger Consideration”), without interest, payable to the holder thereof upon surrender of the certificate (a “Certificate”) or the book-entry share (a “Book-Entry Share”) formerly representing such Share in the manner provided in Section 2.4, and such Shares shall no longer be outstanding and shall cease to exist. Such Shares (including any Company Restricted Shares), other than those canceled pursuant to Section 2.2(a), sometimes are referred to herein as the “Merger Shares.”

(d) If, between the date of this Agreement and the Effective Time, the number of outstanding Shares is changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like, other than pursuant to the Merger, the amount of Merger Consideration payable per Share and any other dependent items shall be appropriately adjusted to provide the holders of the Shares the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent items, subject to further adjustment in accordance with this Section 2.2(d).

(e) Each Share (other than those canceled pursuant to Section 2.2(a) and other than Dissenting Shares) outstanding immediately prior to the Effective Time, issued subject to vesting or other lapse restrictions pursuant to the Company Stock Plan or any applicable restricted stock award agreements (collectively, the “Company Restricted Shares”), shall, by virtue of this Agreement, vest and become free of such restrictions immediately prior to the Effective Time and shall be treated as Shares outstanding and canceled and converted into the right to receive the Merger Consideration in accordance with Section 2.2(c).

Section 2.3. Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders who (i) have not voted in favor of or consented to the Merger, (ii) are entitled to demand and have properly demanded their rights to be paid the fair value of such Shares in accordance with Section 607.1302 and Section 607.1321 of the FBCA and (iii) have not effectively withdrawn or lost (through failure to perfect or otherwise) their rights to appraisal (the “Dissenting Shares”) shall not be canceled and converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Sections 607.1301-607.1333 of the FBCA; provided, however, that if any such shareholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose such shareholder’s rights under Section 607.1323 of the FBCA, such shareholder’s Dissenting Shares in respect of which the shareholder would otherwise be entitled to receive fair value under Section 607.1302 of the FBCA shall thereupon be deemed to have been canceled, at the Effective Time, and the holder thereof shall be entitled to receive the Merger Consideration (payable without any interest thereon), as compensation for such cancellation.

(b) The Company shall give (i) Parent prompt notice of any notice received by the Company of intent to demand the fair value of any Shares, withdrawals of such notices and any other instruments or notices served pursuant to Sections 607.1301-607.1333 of the FBCA or otherwise relating to rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the FBCA. The Company shall not, except with the prior written consent of Parent or as otherwise required by an Order, (x) make any payment or other commitment with respect to any such exercise of appraisal rights, (y) offer to settle or settle any such rights or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the FBCA.

(c) Following the date of this Agreement, the Company promptly shall take all actions required by applicable Law with respect to any shareholders that have (or may have) dissenter’s rights, appraisal rights or similar rights, and promptly shall take all other actions advisable or otherwise reasonably requested by Parent to eliminate or otherwise reduce any such rights, including mailing any required notices or other information to any such shareholders.

Section 2.4. Payment of Cash for Merger Shares and Company Equity Awards.

(a) At or prior to the Effective Time, Parent shall designate a bank or trust company that is reasonably satisfactory to the Company to serve as the disbursing agent for the Merger Consideration and payments in respect of the Company Equity Awards (the “Disbursing Agent”). Prior to the filing of the Certificate of Merger with the Secretary of State of the State of Florida and the Secretary of State of the State of Delaware, Parent will deposit, or will cause to be deposited, with the Disbursing Agent cash in the aggregate amount sufficient to pay the Merger Consideration in respect of all Merger Shares and all amounts to be paid pursuant to Section 2.5 in respect of all Company Equity Awards outstanding immediately prior to the Effective Time. Pending distribution of the cash deposited with the Disbursing Agent, such cash shall be held in trust for the benefit of the holders of Merger Shares and Company Equity Awards outstanding immediately prior to the Effective Time and shall not be used for any other purpose.

(b) As promptly as practicable after the Effective Time, the Surviving Entity shall send, or cause the Disbursing Agent to send, to each record holder of Merger Shares as of immediately prior to the Effective Time a letter of transmittal and instructions for exchanging their Merger Shares for the Merger Consideration payable therefor. The letter of transmittal will be in customary form and will specify that delivery of Certificates or Book-Entry Shares will be effected, and risk of loss and title will pass, only upon proper delivery of the Certificates or Book-Entry Shares to the Disbursing Agent. Upon surrender of such Certificate(s) or Book-Entry Share(s) to the Disbursing Agent together with a properly completed and duly executed letter of transmittal and any other documentation that the Disbursing Agent may reasonably require, the record holder thereof shall be entitled to receive the Merger Consideration payable in exchange therefor, without interest. Until so surrendered and exchanged, each such Certificate or Book-Entry Share shall, after the Effective Time, represent only the right to receive the Merger Consideration in respect of such Certificate or Book-Entry Share, and until such surrender and exchange, no cash shall be paid to the holder of such outstanding Certificate or Book-Entry Share in respect thereof.

(c) If payment is to be made to a Person other than the registered holder of the Merger Shares formerly represented by the Certificate(s) or Book-Entry Share(s) surrendered in exchange therefor, it shall be a condition to such payment that the Certificate(s) or Book-Entry Share(s) so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Disbursing Agent any applicable transfer taxes required as a result of such payment to a Person other than the registered holder of such Merger Shares or establish to the satisfaction of the Disbursing Agent that such transfer taxes have been paid or are not payable.

(d) After the Effective Time, the share transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Entity, Parent or the Disbursing Agent, such Certificates or Book-Entry Shares shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(e) If any cash deposited with the Disbursing Agent remains unclaimed six months after the Effective Time, such cash shall be returned to the Surviving Entity upon demand, and any holder who has not surrendered such holder’s Certificate(s) or Book-Entry Share(s) for the Merger Consideration payable in respect thereof prior to that time shall thereafter look only to the Surviving Entity for payment of the Merger Consideration. The foregoing notwithstanding, none of Parent, Merger Sub, the Company, the Surviving Entity, the Disbursing Agent or any of their respective managers, directors, officers, employees and agents shall be liable to any holder of Certificates or Book-Entry Shares for an amount paid to a public official pursuant to any applicable unclaimed property or similar laws. Any amounts remaining unclaimed by holders of Certificates or Book-Entry Shares as of the date on which such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Entity on such date, free and clear of any claims or interest of any Person previously entitled thereto.

(f) From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, other than the right to receive the Merger Consideration as provided in this Agreement.

(g) In the event that any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, in addition to the posting by such holder of any bond in such reasonable amount as the Surviving Entity or the Disbursing Agent may direct as indemnity against any claim that may be made against the Surviving Entity or the Disbursing Agent with respect to such Certificate, the Disbursing Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration in respect thereof entitled to be received pursuant to this Agreement.

(h) Parent, the Surviving Entity and the Disbursing Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares or Company Equity Awards pursuant to this Agreement any amounts required to be deducted and withheld with respect to the making of such payment under any applicable Tax Law. To the extent any amounts are so deducted and withheld and paid over to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes as having been paid to the holder of the Shares or Company Equity Awards in respect of which such deduction and withholding was made.

Section 2.5. Treatment of Company Equity Awards. Except as may otherwise be agreed by Parent and an individual holder of a Company Equity Award:

(a) As of immediately prior to the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, granted pursuant to the Company Stock Plan, shall, by virtue of this Agreement and the Company Stock Plan and without any action on the part of the holder thereof, become vested and exercisable and be converted into the right to receive, at the Effective Time, an amount in cash equal to the product of (i) the excess, if any, of (A) the Merger Consideration (as adjusted pursuant to this Agreement) over (B) the exercise price per share of such Company Option and (ii) the number of Shares subject to the Company Option, less applicable withholding taxes, and such Company Options shall no longer be outstanding and shall cease to exist. All Company Options with respect to which the holder thereof would not be entitled to receive any amount of cash as provided by the preceding sentence shall be cancelled in accordance with the Company Stock Plan immediately prior to the Effective Time without any payment or continuing liability of the Company or the Surviving Entity in respect thereof. The Company shall, prior to the Effective Time, take such action, adopt such amendments and obtain all such consents, as shall be required (i) to cause all then outstanding Company Options to become fully vested immediately prior to the Effective Time and (ii) to cancel, effective immediately prior to the Effective Time, all then outstanding Company Options such that the holder of any such Company Option shall have no further interest in such Company Option, or rights in respect thereof or with respect thereto, other than the right to receive the consideration as provided above.

(b) Each Company Warrant that is issued and outstanding at the Effective Time, whether vested or unvested, shall automatically become vested and exercisable and be converted into the right to receive, at or after the Effective Time, upon exercise in accordance with the terms thereof and payment of the exercise price as provided therein, an amount in cash equal to the product of (i) the Merger Consideration (as adjusted pursuant to this Agreement) and (ii) the number of Shares subject to the Company Warrant, less applicable withholding taxes.

(c) Prior to the Effective Time, the Company will adopt such resolutions and take such actions as are reasonably necessary in order to effectuate the actions contemplated by this Section 2.5 and Section 2.2(e). All payments with respect to Company Equity Awards shall be made by the Disbursing Agent at the Effective Time from funds deposited by or at the direction of Parent for the purpose of paying such amounts in accordance with Section 2.4(a).

ARTICLE III

THE SURVIVING ENTITY

Section 3.1. Certificate of Formation. The certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Entity until thereafter amended in accordance with the terms thereof or as provided by applicable Law.

Section 3.2. Operating Agreement. The operating agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the operating agreement of the Surviving Entity until thereafter amended in accordance with the terms thereof, the certificate of formation of the Surviving Entity or as provided by applicable Law.

Section 3.3. Managers and Officers. From and after the Effective Time, the officers and managers of Merger Sub at the Effective Time shall be the officers and managers of the Surviving Entity, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable Law. The names and business addresses of such managers are as follows:

James C. Justice II 106 Lockheed Drive Beaver, West Virginia 25813	James C Justice III 106 Lockheed Drive Beaver, West Virginia 25813

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as disclosed in the disclosure letter delivered to Parent and Merger Sub by the Company concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure letter relates) or (y) as may be disclosed in the Company SEC Reports filed with or furnished to the SEC since January 1, 2008 and publicly available prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward- looking statements and any other disclosures included therein to the extent they are predictive, forward-looking, non-specific or cautionary in nature), the Company hereby represents and warrants to Parent and Merger Sub that:

Section 4.1. Corporate Existence and Power. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Company and its Subsidiaries has all corporate or similar powers and authority required to own, lease and operate its respective properties and carry on its business as now conducted, except where the failure to have such power and authority has not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so licensed or qualified has not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.2. Corporate Authorization; State Takeover Provisions.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, on the terms and subject to the conditions hereof, including the receipt of the Requisite Shareholder Vote, to consummate the Merger and to perform each of its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company. Except for the affirmative vote of holders of a majority of the Shares, voting as a single class (the “Requisite Shareholder Vote”), no vote of the holders of any class or series of capital stock of the Company or other corporate proceedings on the part of the Company are necessary to approve and adopt this Agreement. The Board of Directors of the Company, at a duly held meeting has (i) determined that the Merger and this Agreement are in the best interests of the Company and its shareholders, (ii) approved the Merger and the execution, delivery and performance of this Agreement, and (iii) resolved to recommend that the Company shareholders approve and adopt this Agreement, and directed that such matter be submitted for consideration by the shareholders of the Company at the Company Shareholder Meeting, and none of such resolutions have been, as of the date hereof, subsequently rescinded, modified or withdrawn in any way. The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the Articles of Incorporation of the Company and all amendments thereto (as amended, the “Company Articles”) and the Amended and Restated Bylaws of the Company (the “Company Bylaws”).

(b) This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

(c) No Takeover Statute or regulation, nor any takeover-related provision in the Company Articles or Company Bylaws, is applicable to Parent or Merger Sub, this Agreement or the Merger that would (i) prohibit or restrict the ability of the Company to perform its obligations under this Agreement or the Certificate of Merger or its ability to consummate the Merger or the other transactions contemplated hereby, (ii) have the effect of invalidating or voiding this Agreement or the Certificate of Merger, or any provision hereof or thereof, or (iii) subject Parent or Merger Sub to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Certificate of Merger.

Section 4.3. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company do not require any consent, approval, authorization or Permit of, action by, filing with or notification to any Governmental Authority, other than (a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Florida and the Secretary of State of the State of Delaware; (b) the filing of any certificate of conversion or similar documentation with the Secretary of State of the state of incorporation of each of the Company’s Subsidiaries; (c) compliance with the applicable requirements of the Exchange Act including the filing of the Company Proxy Statement; (d) compliance with the rules and regulations of The NASDAQ Stock Market and the Nasdaq Global Market; (e) compliance with any applicable foreign or state securities or Blue Sky laws; and (f) any such consent, approval, authorization, Permit, action, filing or notification the failure of which to make or obtain would not (i) be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or (ii) prevent or materially delay the consummation of the Merger.

Section 4.4. Non-Contravention. Assuming receipt of the Requisite Shareholder Vote and receipt of the approvals referred to in Section 4.3, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (a) contravene or conflict with the organizational or governing documents of (i) the Company or (ii) any of its Subsidiaries; (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; (c) require the consent, approval or authorization of, or filing with any third party with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or any of its Subsidiaries, or result in the creation of any Lien on any of the properties or assets of the Company or its Subsidiaries under any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, Permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties or assets are bound, except, in the case of clauses (b) and (c) above, which (A) have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (B) would not prevent or materially delay the consummation of the Merger.

Section 4.5. Capitalization.

(a) As of September 23, 2010, the authorized capital stock of the Company consists of:

(i) 120,000,000 Shares, of which 8,628,451 shares were issued and outstanding;

(ii) 10,000,000 preferred shares, $0.0001 par value, none of which were issued and outstanding;

(iii) outstanding Company Warrants to purchase an aggregate of 643,780 Shares, with such holders, grant dates, expiration dates and exercise prices as are set forth on Schedule 4.5 to the Company Disclosure Letter; and

(iv) outstanding Company Options to purchase an aggregate of 528,987 Shares, with such holders, grant dates, expiration dates and exercise prices as are set forth on Schedule 4.5 to the Company Disclosure Letter.

All outstanding Shares are, and all Shares which may be issued pursuant to the Company Stock Plan will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. As of September 23, 2010, no Shares were held in the treasury of the Company.

(b) Except as set forth in Section 4.5(a) and except for 507,192 Shares reserved for issuance pursuant to the Company Stock Plan or as expressly permitted by Section 6.1(j)(iii), there are not issued, reserved for issuance or outstanding: (i) shares of capital stock or other voting securities or equity interests of the Company; (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or equity interests of the Company or any Subsidiary of the Company; (iii) Company Equity Awards or other rights or options to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities or other equity interests of the Company or any Subsidiary of the Company; or (iv) stock appreciation rights, “phantom” stock rights, performance units, other equity equivalent interests in the ownership or earnings of the Company or any of its Subsidiaries or other similar rights in respect of the Company or any of its Subsidiaries (the securities described in clauses (i) through (iv) are collectively referred to herein as the “Company Securities”). There are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Company Securities. There are no preemptive rights or other rights or obligations of any kind which obligate the Company or any of its Subsidiaries to sell, issue or deliver, or cause to be sold, issued or delivered, any Company Securities. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the voting or registration of any shares of capital stock of the Company or its Subsidiaries or preemptive rights with respect thereto.

(c) From March 31, 2010 to the date of this Agreement, (i) the Company has not declared or paid any dividend or distribution in respect of any Company Securities, and (ii) other than the issuance of Shares upon the exercise of Company Equity Awards, neither the Company nor any Subsidiary of the Company has issued, sold or repurchased any Company Securities, and their respective Boards of Directors have not authorized any of the foregoing.

(d) No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which Company shareholders may vote are outstanding.

(e) Schedule 4.5(e) to the Company Disclosure Letter lists each Subsidiary of the Company and its jurisdiction of incorporation and outstanding stock or other equity interests. All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and non-assessable and are owned by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary of the Company, free and clear of all Liens, other than Permitted Liens and other than restrictions imposed by applicable securities Laws, and free and clear of any restriction on the right to sell or otherwise dispose of such capital stock, securities or other equity interests. Except for ownership of the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns, directly or indirectly, as of the date hereof, any capital stock of, or other voting securities or equity interests in, any Person.

Section 4.6. Reports and Financial Statements.

(a) The Company has timely filed with the SEC all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2008 (all such forms, reports, statements, certificates and other documents filed with or furnished to the SEC since January 1, 2008, together with any documents filed or furnished during such period by the Company to the SEC on a voluntary basis, with any amendments thereto, collectively, the “Company SEC Reports”), each of which, including any financial statements or schedules included therein, as finally amended prior to the date hereof, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and, in each case, the rules and regulations of the SEC promulgated thereunder. None of the Company’s Subsidiaries is required to file periodic reports with the SEC. None of the Company SEC Reports contained, when filed with the SEC or, if amended, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes and schedules, where applicable) fairly present in all material respects the results of the consolidated operations and changes in shareholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of unaudited statements, to normal year-end adjustments and other adjustments described therein, including the notes thereto). Each of such consolidated financial statements (including the related notes and schedules, where applicable) complied, as of the date of filing, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC applicable thereto and each of such financial statements (including the related notes and schedules, where applicable) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto.

(c) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s consolidated financial statements or other Company SEC Reports. None of the Subsidiaries of the Company are, or have at any time since January 1, 2008 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 4.7. Undisclosed Liabilities. Except for (a) those liabilities that are reflected or reserved against on the most recent audited consolidated balance sheet of the Company included in the Company SEC Reports filed prior to the date of this Agreement, (b) liabilities incurred in the ordinary course of business since the date of such balance sheet, and (c) liabilities relating to the transactions contemplated by this Agreement including the Conversion Transactions, as of the date hereof, neither the Company nor any of its Subsidiaries has incurred any liability of any nature (whether absolute, accrued or contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet (or the related notes thereto) of the Company and that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has any liability or other obligations with respect to, arising out of or related to National Coal of Alabama, Inc., Mann Steel Products, Inc. or NCC Corp. or any of their respective assets, businesses or operations.

Section 4.8. Disclosure Documents. The Company Proxy Statement will not, at the date it (and any amendment or supplement thereto) is first mailed to shareholders of the Company, and at the time of the Company Shareholder Meeting (other than as to information supplied by Parent, Merger Sub or any of their respective Affiliates, for inclusion therein), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Company Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto and any other applicable Law as of the date of such filing. No representation is made by the Company with respect to statements made in the Company Proxy Statement based on information supplied by Parent, Merger Sub or their respective Affiliates for inclusion therein.

Section 4.9. Absence of Certain Changes or Events. Since June 30, 2010, no change, event or effect has occurred which has had or would be reasonably expected to have a Material Adverse Effect on the Company. Except as set forth on Schedule 4.9 to the Company Disclosure Letter, between June 30, 2010 and the date hereof, the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course and have not taken any action which, if taken following the date hereof, would have required the consent of Parent pursuant to Section 6.1.

Section 4.10. Finders’ Fees. No agent, broker, investment banker, financial advisor or other firm or person retained by or on behalf of the Company is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee payable by the Company or any Subsidiary of the Company in connection with any of the transactions contemplated by this Agreement.

Section 4.11. Opinion of Financial Advisor. The Board of Directors has received the opinion of its financial advisor, Dahlman Rose & Company, LLC (the “Financial Advisor”), dated as of the date of this Agreement, to the effect that, as of the date of such opinion, and based on and subject to the assumptions, limitations and qualifications contained therein, the Merger Consideration to be received by the shareholders of the Company (other than Parent or its Affiliates) is fair, from a financial point of view, to such shareholders.

Section 4.12. Compliance With Laws; Permits.

(a) Each of the Company and its Subsidiaries is and has been since January 1, 2009 in compliance with all Laws and Orders applicable to the Company, its Subsidiaries and their respective businesses and activities, except for such noncompliance that has not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Schedule 4.12 to the Company Disclosure Letter sets forth a true and complete list of each material Permit held by the Company or its Subsidiaries, and the amount of bonds or other collateral posted with respect to each such Permit. True and complete copies of each Permit have been provided to Parent. Each of the Company and its Subsidiaries has and maintains in full force and effect, and is in compliance with, all Permits and all Orders from Governmental Authorities necessary for the Company and each Subsidiary to carry on their respective businesses as currently conducted and currently proposed to be conducted (without giving effect to the Conversion Transactions), except as has not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There has occurred no default under, or violation of, any such Permit or Order, except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The consummation of the Merger (without giving effect to the Conversion Transactions) will not cause the revocation, modification or cancellation of any material Permit, and neither the Company nor any of its Subsidiaries has reason to believe that any such material Permit will be revoked, will not be renewed, or will be modified on terms more burdensome than currently applicable.

Section 4.13. ERISA, Labor and Employee Matters.

(a) Each material Company Benefit Plan is listed on Schedule 4.13(a) to the Company Disclosure Letter, and a current, true and correct copy of each material Company Benefit Plan has been supplied to Parent. Except to the extent specifically made available to Parent, there are no material amendments to any Company Benefit Plan that have been adopted or approved, nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new material Company Benefit Plan.

(b) Each Company Benefit Plan has been established, maintained and administered in accordance with its terms and applicable Laws except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There are no Actions pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened or anticipated, with respect to any such Company Benefit Plan which have had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and the Company is not aware of any circumstances that would reasonably be expected to result in the revocation of such letter or adversely affect the qualified status of such plan.

(c) Neither the Company nor its Subsidiaries nor any trade or business, whether or not incorporated, that, together with the Company or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”), maintains or contributes to, or has maintained or contributed to, or is or has been obligated to maintain or contribute to, or has any liability with respect to, (i) any Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) and 4001(a)(3) of ERISA, (iii) a “multiple employer plan” within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code, (iv) an employee benefit plan which is qualified as an exempt organization under Section 501(c)(9) of the Code and the regulations thereunder, or (v) any Company Benefit Plan that provides health or other benefits to any Person beyond his or her retirement or other termination of service.

(d) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) satisfy a condition to the compensation due any Person under any Company Benefit Plan, Specified Contract or other Contract for which the Company or any of its Subsidiaries will be liable, or (v) result in the payment of an amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” under Section 280G of the Code. Except as set forth in any Specified Contract, neither the Company nor any of its Subsidiaries has any obligation to make any payment or provide any other benefit to any employee, officer, director or other Person in connection with or as a result of the termination or other cessation of any such employee’s, officer’s, director’s or other Person’s employment or other arrangement or relationship with the Company or any of its Subsidiaries.

(e) With respect to each Company Benefit Plan, except which has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), (ii) there has not occurred a reportable event (as such term is defined in Section 4043(c) of ERISA), and (iii) there is no present intention that any Company Benefit Plan be materially amended, suspended or terminated, or otherwise modified to adversely change benefits (or the levels thereof) under any Company Benefit Plan at any time within the twelve months immediately following the date hereof.

(f) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been amended to comply with and operated in good-faith compliance in all material respects with Section 409A of the Code.

(g) The Company has made available to Parent current, complete and accurate copies of (i) for the most recent year (A) annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) or any other Governmental Authority with respect to each Company Benefit Plan (if any such report was required) and all schedules and attachments thereto, (B) audited financial statements with respect to each Company Benefit Plan, and (C) actuarial valuation reports with respect to each Company Benefit Plan, (ii) the most recent summary plan description and summary of material modifications for each Company Benefit Plan for which such summary plan description is required, (iii) each trust agreement and insurance or group annuity agreement relating to any Company Benefit Plan, (iv) the most recent IRS determination letter relating to each Company Benefit Plan, and (v) material communications in the last three years with the IRS or any other Governmental Authority with respect to any Company Benefit Plan in each of clauses (i) through (v), to the extent applicable.

(h) The Company has fully complied with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code and the regulations thereunder.

(i) Neither the Company nor any of its Subsidiaries has any liabilities or other obligations under the Coal Industry Retiree Health Benefit Act of 1992, as may be amended from time to time (the “Coal Act”), including but not limited to, any liabilities or other obligations for (i) eligible beneficiaries (and their eligible dependents) assigned to the Company or any of its Subsidiaries under the Coal Act or (ii) retirees and their dependents for whom the Company or any of its Subsidiaries are required to provide medical benefits pursuant to the Coal Act.

(j) The Company and its Subsidiaries have been in material compliance with any and all federal and state laws relating to workers’ compensation coverage, benefits and awards for employees and their dependents for employment-related accidents and diseases, including federal black lung benefits.

(k) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other contract or agreement with any labor organization, nor is any such contract or agreement being negotiated or contemplated. There is no existing union or, to the Knowledge of the Company or its Subsidiaries, attempt by organized labor to cause the Company or any of its Subsidiaries to recognize any union or collective bargaining representative, and, to the Knowledge of the Company and its Subsidiaries, no organizational effort is being made or threatened on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries.

(l) Neither the Company nor any of its Subsidiaries has committed any act or failed to take any required action with respect to any of its employees which has resulted or which may result in a material violation of ERISA, or similar legislation as it affects any employee benefit or welfare plan of the Company; the Worker Adjustment and Retraining Notification Act, as amended; the Immigration Reform and Control Act of 1986; the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Occupational Safety and Health Act; Executive Order 11246; the Fair Labor Standards Act; the Rehabilitation Act of 1973; and all regulations under such Acts, and all other federal, state and local laws, regulations and executive orders relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of Social Security and similar taxes, unemployment and workmens’ compensation laws, any labor relations laws, or any governmental regulations promulgated thereunder, as the same affect relationships or obligations of the Company or its Subsidiaries with respect to any of the Company’s or the Subsidiaries’ employees, and which will or would be reasonably expected to result in any material liability, penalty, fine or the like being imposed upon the Company or its Subsidiaries. Neither the Company nor its Subsidiaries are liable for any arrearage of wages or taxes or penalties for failure to comply with any of the foregoing, and there are no proceedings before any court, governmental agency, instrumentality or arbitrator relating to such matters, including any unfair labor practice claims, either pending or, to the Knowledge of the Company, threatened.

Section 4.14. Litigation. There is no litigation, arbitration, mediation, audit, inquiry, claim, investigation, suit, action or proceeding (whether formal or informal, civil, criminal, administrative or otherwise) (each, an “Action”) pending or, to the Knowledge of the Company, threatened against the Company, any of its

Subsidiaries or any of their respective properties or assets or any of the employees, officers or directors of the Company or any of its Subsidiaries, except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is subject to any Order, except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.15. Tax Matters. Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company:

(a) (i) The Company and each of its Subsidiaries have timely filed (taking into account extensions) all Tax Returns required to be filed by applicable Law with respect to the Company and each of its Subsidiaries, (ii) all such returns are true, correct and complete, and (iii) the Company and each of its Subsidiaries have timely paid all Taxes, whether or not shown on a Tax Return, required to have been paid by them except with respect to Taxes that are being contested in good faith or have been adequately provided for in accordance with GAAP.

(b) No federal, state, local or other Governmental Authority proceedings are pending or, to the Knowledge of the Company, threatened with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries. There is no claim or assessment pending against the Company or any of its Subsidiaries for any deficiency of Taxes. There are no outstanding written agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable.

(c) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(d) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” (as defined in Treasury Regulation Section 1.6011-4).

(e) None of the Company or any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than any Tax Returns in which they are currently included) provided for under the Laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year.

Section 4.16. Environmental and Safety Matters.

(a) Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have been, and are, in compliance with all Environmental and Safety Laws (including in cases where the Company or its Subsidiaries operate any property or facility under a contractual arrangement but are not the named permittee under relevant surface mining permits), and have filed all notices and compliance reports required to be filed to maintain such compliance under any Environmental and Safety Laws (including, where material, notices and reports indicating past or present treatment, storage or disposal, or reporting a Release, of any Hazardous Materials), and (i) neither the Company nor any of its Subsidiaries has received any written communication or other written notice from any Governmental Authority (which has not been substantially resolved) alleging that the Company or any of its Subsidiaries is not in compliance with Environmental and Safety Laws, (ii) all contract mining activities performed on real property owned or leased by the Company or any of its Subsidiaries are in compliance with all Environmental and Safety Laws, (iii) no Action or notice has been filed or commenced against or otherwise given to the Company or any of its Subsidiaries alleging any failure so to comply, and, to the Company’s Knowledge, no such Action or notice has been threatened, and (iv) neither the Company nor any of its Subsidiaries has any contingent liabilities with respect to its business under any Environmental and Safety Laws.

(b) Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there have been no Releases of Hazardous Materials in violation of any Environmental and Safety Laws by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other Person, at, on, in, from, under, over or in any way affecting any of the Owned Real Property, the real property subject to the Real Property Leases or any real property controlled by the Company or any of its Subsidiaries or used in connection with the operations of the Company or any of its Subsidiaries. Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all of the Owned Real Property, real property that is the subject of the Real Property Leases and real property otherwise controlled by the Company or any of its Subsidiaries is free of all Hazardous Materials, except for such Hazardous Materials that are present in the ordinary course of business and in compliance with applicable Environmental and Safety Laws.

(c) Neither the Company nor any of its Subsidiaries has received notice to the effect that it is a potentially responsible party, or that any Governmental Authority or other Person is seeking information in connection with or advising it that it is responsible for, or potentially responsible for, costs under Environmental and Safety Laws, including CERCLA, for cleanup of or investigatory, remedial, or other corrective action related to Hazardous Materials at any real property currently or previously owned, leased or otherwise controlled by the Company or any of its Subsidiaries. No real property owned, leased or otherwise controlled by the Company or any of its Subsidiaries is listed on any federal or state contaminated site list, including the national priority list under CERCLA, the Comprehensive Environmental Response, Compensation, and Liability Information System, or any state counterparts. Neither the Company nor any of its Subsidiaries has Knowledge of any release of Hazardous Materials in quantities requiring investigation or cleanup at any of the real property owned, leased or otherwise controlled by the Company or any of its Subsidiaries or at any location where, in any of the foregoing cases in this subsection (c), the Company or any of its Subsidiaries could reasonably be expected to bear liability that would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d) Each of the Company and its Subsidiaries has provided Parent (to the extent in the possession or control of the Company or its Subsidiaries) with all material environmental audits, site assessments or reports, all environmental impact statements, and all liability studies prepared within the past five years by or for the Company or any of its Subsidiaries, or by any third party, including any Governmental Authority or insurance company.

Section 4.17. Intellectual Property. Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, free and clear of all Liens other than Permitted Liens, the patents, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, logos, domain name registrations, registered copyrights and applications therefor, and other proprietary intellectual property rights arising under the laws of the United States to operate the business of the Company or any Subsidiary of the Company as operated as of the date of this Agreement (the “Company Intellectual Property”). Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, as of the date hereof, (a) no written claim by a third party of invalidity or conflicting ownership rights with respect to any Company Intellectual Property has been received by the Company and no such Company Intellectual Property is the subject of any pending or, to the Company’s Knowledge, threatened Action, and (b) no Person has given written notice to the Company or any Subsidiary of the Company that the use of any Company Intellectual Property by the Company, any Subsidiary of the Company or any licensee is infringing or has infringed any domestic or foreign registered patent, trademark, service mark, trade name, or copyright or design right, or that the Company, any Subsidiary of the Company or any licensee has misappropriated or disclosed any trade secret, confidential information or know-how.

Section 4.18. Real Property.

(a) Schedule 4.18(a) to the Company Disclosure Letter sets forth a true, correct and complete list of all material real property owned by the Company or any Subsidiary as of the date hereof (the “Owned Real Property”) and identifies those interests that constitute Active Operating Properties and Reserves and/or Operating Facilities. With respect to each parcel of Owned Real Property, there are no outstanding options or rights of first refusal or similar rights in favor of any other party to purchase such Owned Real Property or any portion thereof or interest therein.

(b) Schedule 4.18(b) to the Company Disclosure Letter sets forth a true, correct and complete list of all material leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property as of the date of this Agreement (the “Real Property Leases”) and identifies those interests that constitute Active Operating Properties and Reserves and/or Operating Facilities.

(c) Except for Permitted Liens that do not, individually or in the aggregate, constitute a Material Adverse Effect on the Company, the Company and its Subsidiaries hold good and marketable Mining Title to the Owned Real Property and the property that is the subject of the Real Property Leases.

(d) Neither the Company nor any of its Subsidiaries have received any notice of claims that the Company or any of its Subsidiaries has mined any coal that did not belong to it, or mined any coal in such reckless or imprudent fashion, in each case, as to give rise to any material claims for loss, waste or trespass.

(e) All existing maps, surveys, title insurance policies, title insurance, abstracts and other evidence of title regarding the Owned Real Property or any of the property that is the subject of the Real Property Leases in the possession or control of the Company or any of its Subsidiaries have been made available by the Company and its Subsidiaries to Parent.

(f) No condemnation or eminent domain proceeding against any part of the Owned Real Property or any of the property that is the subject of the Real Property Leases is pending or, to the Knowledge of the Company, threatened, and the Company and its Subsidiaries have no Knowledge that any such proceeding is contemplated.

(g) To the Knowledge of the Company, there are no adverse possession claims regarding those real property interests which constitute Active Operating Properties and Reserves and/or Operating Facilities.

Section 4.19. Personal Property. Except as would not have a Material Adverse Effect on the Company:

(a) The Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the personal property owned or used by them, including the leased personal property that is set forth on Schedule 4.19 to the Company Disclosure Letter (but excluding, to the extent applicable, any leased real property), in each case, free and clear of all Liens, other than Permitted Liens; and

(b) The machinery and equipment owned or used by the Company and its Subsidiaries have been maintained in accordance with industry practice, are in generally good operating condition and adequate for carrying out the purposes for which such personal property is employed, except for normal obsolescence and wear and tear incurred in the ordinary course of business.

Section 4.20. Material Contracts.

(a) The Company has made available to Parent (or Parent has otherwise had access to) true, correct and complete copies of each Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound, as of the date hereof, that:

(i) is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) relates to the formation, creation, operation, management or control of any partnership or joint venture with a third party that is material to the business of the Company and the Subsidiaries, taken as a whole;

(iii) relates to indebtedness for borrowed money or the deferred purchase price of property and has an outstanding principal amount in excess of $100,000;

(iv) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), not yet consummated, of assets or capital stock or other equity interests of another Person for aggregate consideration under such contract in excess of $100,000 (other than acquisitions or dispositions of assets in the ordinary course of business, including acquisitions and dispositions of inventory);

(v) by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such contract of more than $100,000 over the remaining term of such contract other than ordinary course of business procurement for supplies or services;

(vi) obligates the Company to make any capital commitment or expenditure (including pursuant to any development project or joint venture) in excess of $100,000;

(vii) constitutes a Real Property Lease;

(viii) constitutes an Employment Agreement;

(ix) requires consent or approval from a Person as a result of the transactions contemplated by this Agreement; or

(x) is otherwise material to the Company and its Subsidiaries, taken as a whole.

Each contract of the type described in clauses (i) through (x) above is referred to herein as a “Specified Contract”.

(b) Except as set forth as an exhibit to the Company SEC Reports or listed on Schedule 4.20 to the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any Specified Contract. Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Specified Contract is valid and binding on the Company and any Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect. There is no violation or default under any Specified Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default or violation thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, except in any such case for those violations and defaults which have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No party to any Specified Contract has given the Company or any of its Subsidiaries written notice of its intention to cancel, terminate, change the scope of rights under or fail to renew any Specified Contract and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Specified Contract, has repudiated in writing any material provision thereof.

Section 4.21. Insurance. Schedule 4.21 to the Company Disclosure Letter sets forth a true and complete list of the material insurance policies covering the Company and its Subsidiaries as of the date hereof, and as of the date of this Agreement each such insurance policy is in full force and effect.

Section 4.22. Affiliated Transactions. Since January 1, 2008 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and the Affiliates of the Company, on the other hand (other than the Company’s Subsidiaries), that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Reports.

Section 4.23. Indebtedness. Except for Indebtedness described on Schedule 4.23 to the Company Disclosure Letter, the Company and its Subsidiaries have no Indebtedness outstanding as of the date hereof.

Section 4.24. Bank Accounts, Signing Authority, Powers of Attorney. Except as set forth on Schedule 4.24 to the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has an account or safe deposit box in any bank and no Person has any power, whether singly or jointly, to sign any checks on behalf of the Company or any of its Subsidiaries, to withdraw any money or other property from any bank, brokerage or other account of the Company or any of its Subsidiaries or to act under any power of attorney granted by the Company or any of its Subsidiaries at any time for any purpose. Schedule 4.24 to the Company Disclosure Letter also sets forth the names of all Persons authorized to borrow money or sign notes on behalf of the Company or any of its Subsidiaries.

Section 4.25. Permit Blocking. Neither the Company nor any of its Subsidiaries has been notified in writing by the Federal Office of Surface Mining or the agency of any state administering SMCRA, or any comparable state statute, that it is (a) ineligible to receive additional surface mining permits that are material to its business; or (b) under investigation to determine whether its eligibility to receive such permits should be revoked, i.e., “permit block,” and, to the Company’s Knowledge, there is no basis therefor.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure letter delivered to the Company by Parent and Merger Sub concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure letter relates (and such items or matters disclosed in other sections of the Parent Disclosure Letter to the extent the relevance of such items or matters to the referenced Section or subsection of this Agreement is readily apparent on the face of such disclosure)), Parent and Merger Sub jointly and severally hereby represent and warrant to the Company that:

Section 5.1. Entity Existence and Power. Each of Merger Sub and Parent is a limited liability company validly existing and in good standing under the laws of the State of Delaware.

Section 5.2. Authorization. Each of Merger Sub and Parent has all necessary limited liability company power and authority required to execute and deliver this Agreement and, on the terms and subject to the conditions hereof, to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Managers of each of Parent and Merger Sub. No other corporate or other proceedings other than those previously taken or conducted on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due and valid execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of Parent and Merger Sub, respectively, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

Section 5.3. Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and other transactions contemplated by this Agreement do not require any consent, approval, authorization or Permit of, action by, filing with or notification to any Governmental Authority, other than (i) the filing and recordation of the Certificate of Merger; (ii) compliance with the applicable requirements of the Exchange Act; (iii) compliance with any applicable state securities or Blue Sky laws; and (iv) any such consent, approval, authorization, Permit, action, filing or notification the failure of which to make or obtain would not be reasonably likely to adversely affect in any material respect, or prevent or materially delay, the consummation of the Merger or Parent’s or Merger Sub’s ability to observe and perform its material obligations hereunder (a “Material Adverse Effect on Parent”).

Section 5.4. Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or Merger Sub or their respective Affiliates, (ii) receipt of the approvals referred to in Section 5.3, contravene, conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or Merger Sub or any of their respective properties or assets or their respective Affiliates, or (iii) require the consent, approval or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Parent or Merger Sub or their respective Affiliates or to a loss of any material benefit to which Parent or Merger Sub or their respective Affiliates is entitled under any Contract.

Section 5.5. Disclosure Documents. None of the information supplied or to be supplied by Parent or Merger Sub or any of their respective Affiliates specifically for inclusion in the Company Proxy Statement, will, at the date it is first mailed to shareholders of the Company, at the time of any amendments thereof or supplements thereof and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.6. Finders’ Fees. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee payable by Parent or Merger Sub in connection with any of the transactions contemplated by this Agreement.

Section 5.7. Financing. Parent has, and shall have as of the Closing, access to sufficient funds from its Affiliates to consummate the transactions contemplated by this Agreement, including payment in full of the Merger Consideration for all Shares and Company Options outstanding at the Effective Time, as contemplated by this Agreement. Parent acknowledges and agrees that neither the receipt nor availability of funding or financing is a condition to Parent’s obligations to consummate the Merger and the other transactions contemplated by this Agreement.

Section 5.8. Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein or in connection with the transactions contemplated hereby. There are 100 units of ownership of Merger Sub issued and outstanding, all of which are held directly by Parent, representing the only units of ownership of Merger Sub outstanding and entitled to vote on the Merger.

Section 5.9. Ownership of Shares. None of Parent, Merger Sub or their respective Affiliates owns (directly or indirectly, beneficially or of record) any Shares, and none of Parent, Merger Sub or their respective Affiliates has any rights to acquire any Shares except pursuant to this Agreement.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1. Conduct of the Company and Subsidiaries. Except for matters (x) set forth in Schedule 6.1 to the Company Disclosure Letter or as otherwise contemplated by or specifically provided in this Agreement, or (y) consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the Effective Time, the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses in the ordinary course and use all commercially reasonable efforts to maintain and preserve intact its business organization and goodwill, including the goodwill of any Governmental Authorities, customers, lenders, distributors, suppliers and other Persons with which it has material business relationships, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, lessors, others having business dealings with it and Governmental Authorities having regulatory dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date hereof until the Effective Time, except for matters set forth in Schedule 6.1 to the Company Disclosure Letter and as otherwise contemplated by or specifically provided in this Agreement, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit its Subsidiaries to:

(a) propose or adopt any change in the Company Articles or the Company Bylaws;

(b) merge or consolidate the Company or any of its Subsidiaries with any Person, other than the Merger and other than any mergers or consolidations among the Company and its Subsidiaries or among the Company’s Subsidiaries;

(c) redeem, repurchase, or defease any indebtedness for borrowed money of the Company or any Subsidiary, other than (i) at stated maturity and any required amortization payments and mandatory prepayments, in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof or as modified with the consent of Parent, or (ii) any of the foregoing relating to intercompany indebtedness.

(d) incur, create, assume, guarantee or otherwise become liable for, or modify the terms of, any indebtedness for borrowed money (including the issuance of any debt security) other than intercompany indebtedness; provided, that, the Company may (i) incur, repay, prepay, amend, modify or refinance any indebtedness for borrowed money as set forth in Schedule 6.1(d) to the Company Disclosure Letter, and (ii) incur indebtedness for borrowed money in an amount not to exceed $50,000 in the aggregate;

(e) make any acquisition, directly or indirectly, of assets, properties, rights or all or any significant portion of any other Person or business with a value in excess of $50,000 in the aggregate, except as required by existing Contracts;

(f) authorize, make or commit to any capital expenditures in excess of $100,000 in the aggregate, except for (i) expenditures contemplated by the Company’s 2010 budget, as delivered to Parent prior to the date hereof, (ii) expenditures required by existing Contracts, (iii) expenditures made in response to any emergency or (iv) expenditures for maintenance or repair required to maintain existing operations;

(g) make any loans, advances or capital contributions to, or investments in, any other Person or business in excess of $50,000 in the aggregate, except for those (i) required by existing Contracts, (ii) permitted by Section 6.1(e), or (iii) solely between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

(h) pledge or otherwise encumber or subject to any Lien any Company Securities;

(i) sell, lease, license or otherwise transfer or dispose of, or mortgage, pledge or otherwise encumber or subject to any Lien, any of its assets, tangible or intangible, real or personal, in an amount in excess of $50,000, in the aggregate, except (i) as currently exists with respect to, or as may be required to be effected pursuant to, Contracts existing as of the date hereof, or (ii) for sales of coal in the ordinary course of business on arm’s-length terms;

(j) (i) split, combine or reclassify any Company Securities or amend the terms of any Company Securities, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Company Securities other than a dividend or distribution by a wholly owned Subsidiary of the Company, or (iii) issue, sell, authorize the issuance or sale of or offer to issue or sell any Company Securities, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any Company Securities, other than in connection with (A) the exercise of Company Options, (B) the withholding of Company Securities to satisfy Tax obligations with respect to Company Equity Awards or Company Restricted Shares, (C) the acquisition by the Company of Company Securities in connection with the forfeiture of Company Equity Awards, (D) the acquisition by the Company of Company Securities in connection with the net exercise of Company Options in accordance with the terms thereof, (E) the issuance of Company Securities as required to comply with any Company Benefit Plan or Employment Agreement as in effect on the date of this Agreement, and (F) any transaction solely between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

(k) enter into, modify, amend or terminate any Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (i) prevent or materially delay or impair the ability of the Company and its Subsidiaries to consummate the Merger and the other transactions contemplated by this Agreement, or (ii) impair in any material respect the ability of the Company and its Subsidiaries to conduct their business as currently conducted;

(l) except (i) as required pursuant to existing Contracts or any Company Benefit Plan, Employment Agreement or collective bargaining agreement in effect on the date hereof, or (ii) as required by applicable Law (including Section 409A of the Code), (A) adopt, enter into, amend or terminate any Company Benefit Plan or enter into, amend or terminate any collective bargaining agreement or any Employment Agreement, (B) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (C) grant any material severance or termination pay to, or materially increase the compensation or fringe benefits of, or loan or advance any money or other material property to, any officers, directors or employees of, or consultants to, the Company or its Subsidiaries, (D) grant any equity or equity-based awards, or (E) remove any existing restrictions in any Company Benefit Plans or awards made thereunder;

(m) except as required by Law or any judgment by a court of competent jurisdiction, pay, discharge, satisfy, settle or compromise, or release, dismiss or otherwise dispose of any liabilities, obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or Actions that are material to the Company and its Subsidiaries, taken as a whole, other than the payment, discharge, settlement or satisfaction in the ordinary course of business or in accordance with their terms of liabilities, obligations or Actions (i) that have been (A) disclosed, reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Reports (for amounts not in excess of such reserves) or (B) incurred since the date of such financial statements in the ordinary course of business, and (ii) that do not involve any material injunctive or other non-monetary relief or impose material restrictions on the business or operations of the Company or its Subsidiaries;

(n) make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP or Law, or make or change any material Tax election;

(o) authorize or adopt, or publicly propose, a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, bankruptcy, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger and consolidations, mergers or reorganizations among the Company and its Subsidiaries or among the Company’s Subsidiaries), or a letter of intent or agreement in principle with respect thereto; or

(p) authorize, or agree or commit to do, any of the foregoing.

Section 6.2. No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1. Shareholder Meeting; Proxy Material.

(a) The Company shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholder Meeting”) solely for the purpose of obtaining the Requisite Shareholder Vote in accordance with applicable Law as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Company Proxy Statement, (ii) except as otherwise permitted by Section 7.4, use commercially reasonable efforts to solicit the Requisite Shareholder Vote, and (iii) except to the extent that the Board of Directors of the Company shall have made a Recommendation Withdrawal as permitted by Section 7.4, include in the Company Proxy Statement the recommendation of the Board of Directors of the Company that the shareholders of the Company approve and adopt this Agreement (the “Recommendation”) and make such Recommendation at the Company Shareholder Meeting. Without limiting the generality of the foregoing, but subject to the terms of this Agreement, the Company’s obligations pursuant to this Section 7.1(a) shall, consistent with Section 7.4(d), not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal (whether or not a Superior Proposal); provided, however, notwithstanding the foregoing or anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Shareholder Meeting or take any other actions described in Section 7.1(a) or Section 7.1(b) if this Agreement is terminated in accordance with Section 9.1. The Company shall not submit any Company Acquisition Proposal to the vote of its shareholders or publicly propose to do so, unless this Agreement has been first validly terminated in accordance with Section 9.1 hereof.

(b) In connection with the Company Shareholder Meeting, the Company will (i) prepare the Company Proxy Statement and file the Company Proxy Statement with the SEC as promptly as reasonably practicable following the execution of this Agreement, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filing and provide to Parent and Merger Sub copies of such comments and any other correspondence to or from the SEC promptly upon receipt, (iii) as promptly as reasonably practicable prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use reasonable best efforts to mail to the Company shareholders as promptly as reasonably practicable the Company Proxy Statement and all other customary proxy or other materials for meetings such as the Company Shareholder Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company shareholders any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the Company Shareholder Meeting, and (vi) otherwise use reasonable best efforts to comply with all requirements of Law applicable to the Company Shareholder Meeting. Parent and Merger Sub shall cooperate with the Company in connection with the preparation of the Company Proxy Statement, including promptly furnishing the Company upon request with any and all information as may be required to be set forth in the Company Proxy Statement under applicable Law. The Company will provide Parent and Merger Sub a reasonable opportunity to review and comment upon the Company Proxy Statement or any amendments or supplements thereto and any other correspondence to the SEC, prior to filing any such documents with the SEC or mailing any such documents to its shareholders. If at any time prior to the Effective Time any information relating to the Company or Parent or Merger Sub, or any of their respective Affiliates, managers, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Company Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company.

Section 7.2. Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Law to consummate the Merger and the other transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees (i) to use its reasonable best efforts to obtain any necessary consents, approvals or waivers from third parties, and (ii) to execute and deliver any additional instruments necessary to consummate the Merger and the other transactions contemplated hereby and to fully carry out the purposes of this Agreement.

(b) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority, or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent and the Company shall cooperate with the other and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(c) Any other provision of this Section 7.2 notwithstanding, nothing in this Section 7.2 shall limit a party’s right to terminate this Agreement pursuant to Section 9.1(b)(i) or Section 9.1(b)(ii), as applicable, so long as such party has up to then complied in all material respects with its obligations under this Section 7.2.

Section 7.3. Access to Information.

(a) Subject to the restrictions imposed by federal and state securities Laws and other applicable Laws, the Company will provide and will cause its Subsidiaries and its and their respective Representatives to provide Parent and Merger Sub and their respective authorized Representatives, during normal business hours and upon reasonable advance notice (i) such access to the offices, properties, books and records of the Company and such Subsidiaries (so long as such access does not interfere unreasonably with the business or operations of the Company or its Subsidiaries) as Parent or Merger Sub reasonably may request and (ii) all documents that Parent or Merger Sub reasonably may request. The foregoing notwithstanding, Parent, Merger Sub and their Representatives shall not have access to any books, records, documents and other information to the extent that books, records, documents or other information is subject to the terms of a confidentiality agreement with a third party (provided that the Company shall use commercially reasonable efforts to obtain waivers under such agreements or implement requisite procedures to enable reasonable access without violating such agreement). If any of the information or material furnished pursuant to this Section 7.3 includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party understands and agrees that the parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided by either party that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine. All information exchanged pursuant to this Section 7.3(a) shall be subject to the confidentiality provisions set forth in Section 7.9.

(b) No investigation by any of the parties or their respective Representatives shall affect the representations or warranties of the other set forth herein.

Section 7.4. No Solicitation.

(a) The Company agrees that neither it nor any of its Subsidiaries nor any of its and their respective directors, officers or employees shall, and the Company shall cause its and its Subsidiaries’ Representatives not to, directly or indirectly through another Person, (i) solicit, knowingly initiate or knowingly encourage, or knowingly facilitate, any Company Acquisition Proposal or the making or consummation thereof, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information in connection with, or enter into any agreement with respect to, any Company Acquisition Proposal, (iii) waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any Person (other than Parent) with respect to the Company or any of its Subsidiaries, (iv) take any action to make the provisions of any otherwise applicable “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation, or any restrictive provision of any applicable anti-takeover provision in the Company Articles or Company Bylaws, inapplicable to any transactions contemplated by a Company Acquisition Proposal (and, to the extent permitted thereunder, the Company shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted to any Person, other than Parent or any of Parent’s Affiliates, under any such provisions) or (v) authorize any of, or commit or agree to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 7.4(a) by the Company. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Company Acquisition Proposal. Notwithstanding anything contained in this Section 7.4(a) to the contrary, at any time prior to obtaining the Requisite Shareholder Vote, in response to a bona fide written Company Acquisition Proposal that the Board of Directors of the Company determines in good faith (after consultation with its outside legal advisors and the Financial Advisor or another reasonably qualified financial advisor) constitutes or could reasonably be expected to lead to a Superior Proposal, and which Company Acquisition Proposal was not solicited after the date hereof in violation of this Section 7.4(a) and was made after the date hereof and did not otherwise result from a breach of this Section 7.4(a), the Company may, subject to compliance with this Section 7.4, (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement no less restrictive to such Person than the provisions of Section 7.9, provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Company Acquisition Proposal (and its Representatives) regarding such Company Acquisition Proposal, if and only to the extent that in connection with the foregoing clauses (x) and (y), the Board of Directors of the Company concludes in good faith (after consultation with its outside legal advisors) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law. It is expressly understood and agreed that informing any Person as to the existence of the provisions in this Section 7.4 in response to any unsolicited Company Acquisition Proposal, proposal or inquiry, without providing any additional non-public information, shall not constitute, or be deemed to be, a violation of this Agreement by the Company, including this Section 7.4.

The term “Company Acquisition Proposal” means any inquiry, proposal or offer (or any communication or affirmation in support of any previously made inquiry, proposal or offer) from any third party relating to, or that could reasonably be expected to lead to, (i) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any Subsidiary of the Company) or businesses that constitute 15% or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company or any Significant Subsidiary (as such term is defined in Rule 12b-2 under the Exchange Act), (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving the Company or any of its Subsidiaries, in each case, pursuant to which any Person or the shareholders of any Person would own 15% or more of any class of equity securities of the Company or of any resulting parent company of the Company, in each of cases (i) through (iii), other than the transactions contemplated by this Agreement.

The term “Superior Proposal” means any bona fide proposal or offer from any third party that (i) if consummated would result in such Person (or its shareholders) owning, directly or indirectly, more than 50% of the Shares then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or more than 50% of the assets of the Company and its Subsidiaries (including equity securities of any Subsidiary of the Company), in each case, which the Board of Directors of the Company reasonably determines (after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation), taking into account all financial, legal, regulatory and other aspects of such proposal or offer (including any break-up fee, expense reimbursement provisions, conditions to consummation and financing terms) and the Person making the proposal or offer to be more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated by this Agreement, and (ii) provides that all of the Company’s 10.5% Senior Secured Notes due 2010 owned by Parent or any of its Affiliates shall be redeemed or purchased by the Company or such third party, at a price of at least 100% of the principal amount thereof plus accrued and unpaid interest, simultaneously with the closing of the transaction contemplated by such proposal.

(b) Neither the Board of Directors of the Company nor any committee thereof shall (i) make a Recommendation Withdrawal; or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract (other than a confidentiality agreement containing provisions no less favorable to the Company than the provisions contained in Section 7.9) or any tender offer providing for, with respect to, or in connection with, any Company Acquisition Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Requisite Shareholder Vote and subject to compliance with this Section 7.4, the Board of Directors of the Company may make a Recommendation Withdrawal, and take any other action described in the preceding clause (ii), in response to a Superior Proposal if the Board of Directors of the Company concludes in good faith, after consultation with outside legal advisors, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

(c) Notwithstanding anything to the contrary contained herein, the Board of Directors of the Company shall not be entitled to exercise its right to make a Recommendation Withdrawal or to take the other actions described in clause (ii) of Section 7.4(b) with respect to a Company Acquisition Proposal unless the Company promptly notifies Parent, in writing, at least three Business Days before taking such action, of its intention to do so and, during such three-Business Day period, if requested by Parent, the Company shall engage in good faith negotiations with Parent to amend this Agreement in such a manner such that the Board of Directors of the Company determines in good faith, after consultation with outside legal advisors, that the failure by the Board of Directors to take such action would no longer be inconsistent with its fiduciary duties under applicable Law.

(d) (i) The obligation of the Company to call, give notice of, convene and hold the Company Shareholder Meeting and to hold a vote of the Company’s shareholders on the adoption of this Agreement and the Merger at the Company Shareholder Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Company Acquisition Proposal (whether or not a Superior Proposal), or by a Recommendation Withdrawal, and (ii) unless this Agreement is terminated in accordance with Section 9.1, in any case in which the Company makes a Recommendation Withdrawal in accordance with this Section 7.4, (A) the Company shall nevertheless submit this Agreement and the Merger to a vote of its shareholders and (B) the Company Proxy Statement and any and all accompanying materials (including the proxy card (which shall provide that signed proxies which do not specify the manner in which the Shares subject thereto are to be voted shall be voted “FOR” adopting this Agreement), the “Proxy Materials”) shall be identical in form and content to Proxy Materials that would have been prepared by the Company had no Recommendation Withdrawal been made, except for appropriate changes to the disclosure in the Company Proxy Statement stating that such Recommendation Withdrawal has been made and provided that the Company shall not be obligated to recommend to its shareholders the adoption of this Agreement or the approval of the Merger at the Company Shareholder Meeting to the extent that the Board of Directors of the Company makes a Recommendation Withdrawal.

(e) In addition to the obligations of the Company set forth in subsections (a), (b) and (c) of this Section 7.4, the Company shall as promptly as practicable (and in any event within two Business Days after receipt) notify Parent orally and in writing of any Company Acquisition Proposal, such notice to include the identity of the Person making such Company Acquisition Proposal and a copy of such Company Acquisition Proposal, including draft agreements or term sheets submitted in connection therewith (or, where no such copy is available, a reasonably detailed description of such Company Acquisition Proposal), including any modifications thereto. The Company shall (i) keep Parent reasonably informed in all material respects of the status and details (including any change to the terms thereof) of any Company Acquisition Proposal and (ii) provide to Parent as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company or any of its Subsidiaries from any Person that describes any of the terms or conditions of any Company Acquisition Proposal. The Company shall not, and shall cause the Company’s Subsidiaries not to, enter into any Contract with any Person subsequent to the date of this Agreement that prohibits the Company from providing such information to Parent.

(f) Nothing contained in this Section 7.4 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a)(2) or (3) under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act; provided, however, that (i) compliance with such rules shall in no way limit or modify the effect that any such action pursuant to such rules has under this Agreement and (ii) in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 7.4(b).

Section 7.5. Director and Officer Liability.

(a) The Surviving Entity shall, and Parent shall cause the Surviving Entity to, assume the obligations with respect to all rights to indemnification and exculpation from liabilities as the same exist as of the date hereof, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company or its Subsidiaries (the “Indemnified Parties”) as provided in the Company Articles, the Company Bylaws or any indemnification Contract between such Indemnified Party and the Company (in each case, as in effect on the date hereof), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms as of the date hereof.

(b) In the event that Parent or the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Entity, as applicable, shall expressly assume the obligations set forth in this Section 7.5.

(c) For six years after the Effective Time, Parent shall cause the Surviving Entity to maintain in effect the Company’s current directors’ and officers’ liability insurance (or such other insurance that is no less favorable to the Indemnified Parties than the Company’s current directors’ and officers’ liability insurance) in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amounts no less favorable to the Indemnified Parties than those of such policy in effect on the date hereof; provided, however, (i) prior to the Effective Time, the Company may substitute therefor and purchase a single premium tail policy with respect to such directors’ and officers’ liability insurance with policy limits, terms and conditions at least as favorable to the Indemnified Parties as the limits, terms and conditions in the existing policies of the Company; or (ii) if the Company does not substitute as provided in clause (i) above, then Parent may (A) substitute therefor policies of Parent, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, containing policy limits, terms and conditions at least as favorable to the Indemnified Parties as the limits, terms and conditions in the existing policies of the Company or (B) request that the Company obtain such coverage under its existing insurance programs (to be effective as of the Effective Time); provided, further, that in connection with this Section 7.5(c), neither the Company nor Parent shall pay a one-time premium (in connection with a tail policy described above) in excess of the amount set forth in Schedule 7.5(c)(i) to the Company Disclosure Letter or be obligated to pay annual premiums (in connection with any other directors and officers insurance policy described above) in excess of the annual premiums set forth in Schedule 7.5(c)(ii) to the Company Disclosure Letter. It is understood and agreed that in the event such coverage cannot be obtained for such amount or less, then the Company shall obtain the maximum amount of coverage as may be obtained for such amount.

(d) The provisions of this Section 7.5 (i) are intended to be for the irrevocable benefit of, and will be enforceable from and after the Effective Time by, each Indemnified Party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. The provisions of this Section 7.5 shall survive the consummation of the Merger. Except as required by applicable Law, the obligations of Parent and the Surviving Entity under this Section 7.5 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Parties without the prior written consent of such affected person.

Section 7.6. Takeover Statutes. The parties shall (a) use their respective reasonable best efforts to ensure that no Takeover Statute is or becomes applicable to restrict or prohibit the Merger or any of the other transactions contemplated by this Agreement, and (b) if any such Takeover Statute is or becomes applicable to restrict or prohibit any of the foregoing, use their respective reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

Section 7.7. Public Announcements. Except with respect to any Recommendation Withdrawal or any action taken by the Company or its Board of Directors pursuant to, and in accordance with, Section 7.4, so long as this Agreement is in effect, the parties hereto will consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or any other public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press release or public statement as may be required by applicable Law, court process or any listing agreement with The NASDAQ Stock Market, will not issue any such press release or make any such public statement without the consent of the other parties hereto (not to be unreasonably withheld, conditioned or delayed). Parent and the Company agree to issue a mutually acceptable joint press release announcing this Agreement.

Section 7.8. Certain Tax Matters. During the period from the date of this Agreement to the Effective Time:

(a) The Company and each of its Subsidiaries shall promptly notify Parent of any material suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax.

(b) The Company and each of its Subsidiaries will retain, consistent with its past practice, all material books, documents and records necessary for the preparation of Tax Returns and reports.

Section 7.9. Confidentiality.

(a) Each of Parent and Merger Sub agrees (i) that it will maintain and preserve the confidentiality of all Confidential Information disclosed to it by the Company or its Representatives, including taking such steps to protect and preserve the confidentiality of the Confidential Information as it takes to preserve and protect the confidentiality of its own confidential information; and (ii) that it will not, and it will cause its Representatives to not, disclose such Confidential Information to any third party, other than its Representatives, without the express written consent of the Company.

(b) Each of Parent and Merger Sub agrees to and will be responsible and primarily liable for, and agrees to and shall indemnify the Company and its Subsidiaries against, any and all claims, demands, actions, losses, damages, liabilities, costs and expenses incurred as a result of any breach by Parent, Merger Sub or their respective Representatives of any of the provisions of this Section 7.9.

(c) This Section 7.9 shall cease to apply to particular “Confidential Information” that: (i) becomes publicly known through no fault of Parent, Merger Sub or their respective Representatives; (ii) is received by or becomes available to Parent, Merger Sub or their respective Representatives from a third party without restriction on disclosure and without Knowledge that the third party’s disclosure is in breach of any confidentiality obligation to the Company or its Subsidiaries; (iii) has been approved for public release by written authorization of the Company or its Subsidiaries; or (iv) has been developed by Parent, Merger Sub or their respective Representatives completely independent of the delivery of Confidential Information.

(d) Notwithstanding any provision of this Agreement to the contrary, either Parent, Merger Sub or their respective Representatives may disclose Confidential Information to the extent required by any applicable Law, Governmental Authority or stock exchange rules; provided, however, that where legally permissible the disclosing party will notify the Company in writing promptly after becoming aware of its obligation to make such a disclosure and will not prohibit the Company from seeking to challenge or limit such required disclosure.

(e) The parties hereto agree that this Section 7.9 shall terminate upon the earlier to occur of (i) the Effective Time, and (ii) the one-year anniversary of the date of this Agreement.

Section 7.10. Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.11. Transaction Litigation. Each party hereto shall give the other party the opportunity to participate in the defense or settlement of any litigation against such first party and/or its directors or managers relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without the second party’s prior written consent.

Section 7.12. Subsidiary Conversion. At Parent’s election at any time within thirty (30) days after the date of this Agreement, the Company shall, at or before the Closing, cause each of its direct and indirect Subsidiaries to convert into a limited liability company formed under the laws of the jurisdiction of its incorporation (the “Conversion Transactions”).

Section 7.13. Income Tax Treatment of Merger. The Merger and the other transactions set forth in this Agreement will be treated as set forth in this Section for income tax purposes. The Merger will be treated as a sale in which gain or loss to the Company will be measured with respect to each of its assets by the difference between the adjusted basis of the asset and the amount deemed paid by Merger Sub for the asset. The determination of the amount paid for each asset will be made by Merger Sub. In making that determination, Merger Sub will take into account the liabilities of the Company as well as the Merger Consideration and other amounts paid for the Shares and the Company Equity Awards, as set forth in this Agreement. The assets deemed sold by the Company will include assets owned directly by the Company as well as the assets owned by each direct and indirect subsidiary of the Company that is converted to a limited liability company in accordance with Section 7.12 of this Agreement. The cash received by the shareholders of the Company or the holders of the Company Equity Awards pursuant to this Agreement will be deemed to have been received as a payment made to them by the Company in liquidation of their Shares or in extinguishment of their Company Equity Awards.

Section 7.14. Company Benefit Plans. Promptly following the date of this Agreement, the Company shall identify to Parent in writing each Company Benefit Plan for which a Form 5500 Annual Report should have been, but was not, filed for any applicable plan year. Prior to the Closing, the Company shall file all delinquent Form 5500 Annual Reports with respect to the Company Benefit Plans and take, or cause to be taken, all actions necessary, proper, advisable or reasonably requested by Parent, including utilizing any available compliance program, to avoid or otherwise mitigate the potential liabilities associated with such delinquent Form 5500 Annual Reports.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or (to the extent permitted by applicable Law) waiver by Parent and the Company on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The Requisite Shareholder Vote shall have been obtained.

(b) Consents and Approvals. All consents, approvals and authorizations of any Governmental Authority or other Person required of Parent, the Company or any of their Subsidiaries to consummate the Merger, the failure of which to be obtained, individually or in the aggregate, would have a Material Adverse Effect on Parent or a Material Adverse Effect on the Company, shall have been obtained.

(c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court or agency of competent jurisdiction or other Law (each, a “Restraint”) shall be in effect which prohibits, restrains or renders illegal the consummation of the Merger (provided, that a party shall not be entitled to assert the failure of this condition if such party has not used the efforts and performed the other obligations required of such party under this Agreement, including to prevent the entry of any such Restraint and to appeal as promptly as practicable any judgment that may be entered).

Section 8.2. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or (to the extent permitted by applicable Law) waiver by Parent on or before the Closing Date of the following further conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect on the Company), in each case at and as of the date of this Agreement and at and as of the Effective Time as though made at and as of the Effective Time (except for representations and warranties made as of a specified date, which shall be true and correct as of such specified date), except for such failures to be true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; provided, however, that the representations and warranties of the Company set forth in Sections 4.5(a) and (b) (in each case to the extent relating to capital stock of the Company) or the first sentence of Section 4.9 shall be true and correct in all respects (other than, with respect to Sections 4.5(a) and (b), de minimis exceptions) as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, which shall be true and correct as of such specified date). Parent and Merger Sub shall have received a certificate signed by a senior officer of the Company attesting to the foregoing.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder at or prior to the Effective Time. Parent and Merger Sub shall have received a certificate signed by a senior officer of the Company attesting to the foregoing.

(c) Dissenting Shares. No more than 10.0% of the Shares shall be, or may thereafter become, Dissenting Shares.

Section 8.3. Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction or (to the extent permitted by applicable Law) waiver by the Company on or prior to the Closing Date of the following further conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect on Parent), in each case at and as of the date of this Agreement and at and as of the Effective Time as though made at and as of the Effective Time (except for representations and warranties made as of a specified date, which shall be true and correct as of such specified date), except for such failures to be true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. The Company shall have received a certificate signed by a senior officer of Parent and Merger Sub attesting to the foregoing.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder at or prior to the Effective Time. The Company shall have received a certificate signed by a senior officer of Parent and Merger Sub attesting to the foregoing.

ARTICLE IX

TERMINATION

Section 9.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (any prior approval of this Agreement by the shareholders of the Company notwithstanding):

(a) by mutual written consent of the Company, on the one hand, and Parent and Merger Sub, on the other hand;

(b) by either the Company or Parent, if:

(i) the Effective Time shall not have occurred on or before December 14, 2010 (the “End Date”), provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to a party if the failure of the Closing to occur by such date shall be due principally to the material breach of, or the failure of such party to perform or comply in all material respects with, the representations, warranties, covenants and agreements of such party set forth in this Agreement;

(ii) any Restraint having the effect set forth in Section 8.1(c) shall be in effect and shall have become final and nonappealable, provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to a party whose material breach of this Agreement has been the principal cause of such Restraint; or

(iii) this Agreement shall have been voted upon at the Company Shareholder Meeting (including any adjournment thereof), such Company Shareholder Meeting shall have been completed, and the Company shareholders shall have failed to approve this Agreement by the Requisite Shareholder Vote;

(c) by the Company, if a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred such that any of the conditions set forth in Section 8.3(a) or (b) would not then be satisfied, provided, however, that if any such breach of any representation, warranty, covenant or agreement is curable by Parent or Merger Sub on or prior to the earlier of (i) the fifteenth (15th) calendar day after notice of such breach or (ii) December 13, 2010, through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 9.1(c) until after the earlier of (i) the fifteenth (15th) calendar day after delivery of written notice from the Company to Parent of such breach or (ii) December 13, 2010, provided Parent or Merger Sub continues to diligently exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(c) if such breach by Parent or Merger Sub is cured during such cure period); provided, further, that Parent shall have no right of cure for any failure to have or obtain any funding necessary to complete the Merger and otherwise satisfy in full all payment obligations set forth in this Agreement;

(d) by Parent or Merger Sub, if a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred such that any of the conditions set forth in Section 8.2(a) or (b) would not then be satisfied, provided, however, that if any such breach of any representation, warranty, covenant or agreement is curable by the Company on or prior to the earlier of (i) the fifteenth (15th) calendar day after notice of such breach or (ii) December 13, 2010, through the exercise of its commercially reasonable efforts, then neither Parent nor Merger Sub may terminate this Agreement under this Section 9.1(d) until after the earlier of (i) the fifteenth (15th) calendar day after delivery of written notice from the Parent or Merger Sub to Company of such breach or (ii) December 13, 2010, provided the Company continues to diligently exercise commercially reasonable efforts to cure such breach (it being understood that neither Parent nor Merger Sub may terminate this Agreement pursuant to this Section 9.1(d) if such breach by the Company is cured during such cure period);

(e) by the Company, prior to the time at which the Requisite Shareholder Vote has been obtained, in the event that (i) a Recommendation Withdrawal shall have occurred pursuant to and in compliance with Section 7.4, (ii) concurrently with the termination under this subsection (e), the Company enters into a definitive agreement for the applicable Superior Proposal, and (iii) the Company shall have paid Parent the Termination Fee provided under Section 9.2(a) hereof; or

(f) by Parent or Merger Sub, prior to the time at which the Requisite Shareholder Vote has been obtained, in the event that (i) a Recommendation Withdrawal (or any action by any committee of the Board of Directors of the Company which, if taken by the full Board of Directors of the Company, would be a Recommendation Withdrawal) shall have occurred; (ii) the Company shall have breached or failed to perform in any material respect its obligations or agreements contained in Section 7.4 or Section 7.1(a) (excluding, in each case, inadvertent breaches or failures that are capable of being cured and that are cured within three Business Days following receipt of written notice of such breach or failure from Parent if Parent provides such notice); (iii) the Company or its Board of Directors (or any committee thereof) shall approve or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract with respect to, a Company Acquisition Proposal, or (iv) the Company or its Board of Directors (or any committee thereof) shall publicly propose or announce its intentions to do any of the actions specified in this Section 9.1(f).

Section 9.2. Termination Fees.

(a) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(e) or by Parent or Merger Sub pursuant to Section 9.1(f)(i) or 9.1(f)(iii), then the Company shall pay to Parent the Termination Fee by wire transfer of same day funds concurrently with any such termination. Any amount that becomes payable pursuant to this Section 9.2(a) shall be paid by wire transfer of immediately available funds to an account designated by Parent.

(b) In the event that after the date hereof, (i) a Company Acquisition Proposal shall have been made to the Company or shall have been made directly to the shareholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Company Acquisition Proposal, (ii) thereafter this Agreement is terminated pursuant to Section 9.1(b)(i), 9.1(b)(iii), 9.1(d) (with respect to breaches of covenants, but not representations and warranties), 9.1(f)(ii), or 9.1(f)(iv), and (iii) within 12 months after any such termination referred to in clause (ii) above, the Company enters into a definitive Contract with respect to, or consummates the transactions contemplated by, any Company Acquisition Proposal (regardless of whether such Company Acquisition Proposal is (x) made before or after termination of this Agreement or (y) is the same Company Acquisition Proposal referred to in clause (i) above), then the Company shall pay to Parent the Termination Fee, by wire transfer of same day funds, on the date of the first to occur of such event(s) referred to above in this clause (iii).

(c) The Company acknowledges and agrees that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, that without these agreements Parent and Merger Sub would not have entered into this Agreement, and that any amounts payable pursuant to this Section 9.2 do not constitute a penalty. If the Company fails to pay Parent the Termination Fee when due, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent and Merger Sub in connection with the collection under and enforcement of this Section 9.2 and shall pay interest on the amount of the Termination Fee at the rate of 10% per annum, compounded daily, from the date such Termination Fee became due and owing through and including the date of payment. In addition, the parties further agree that, if the Company fails to pay Parent any amount payable under this Agreement when due or Parent fails to pay the Company any amount payable under this Agreement when due (other than the amounts referred to in the prior sentence), the Company or Parent, as the case may be, shall pay interest on such amount at the rate of 10% per annum, compounded daily, from the date such amount became due and owing through and including the date of payment.

(d) Each of Parent and Merger Sub agrees that notwithstanding anything in this Agreement to the contrary (including Section 9.3), in the event that the Termination Fee is paid to and accepted by Parent pursuant to this Section 9.2, the payment of such amount shall be the sole and exclusive monetary remedy of Parent and Merger Sub, and their respective Subsidiaries, shareholders, Affiliates, officers, managers, directors, employees and Representatives against the Company or any of its Representatives or Affiliates for, and in no event will Parent or Merger Sub or any other such person seek to recover any other money damages or seek any other monetary remedy based on a claim in law or equity with respect to, (i) any loss suffered as a result of the failure of the Merger to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement, or (iv) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment and acceptance of the Termination Fee, neither the Company nor any of its Representatives or Affiliates shall have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement or the transactions contemplated hereby.

Section 9.3. Effect of Termination. In the event of termination of this Agreement by either the Company, Parent or Merger Sub as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company under this Agreement, other than Section 7.9, Section 9.2, this Section 9.3, Article X, and the last sentence of Section 7.3(a), which provisions shall survive such termination indefinitely; provided, however, that no such termination shall relieve any party hereto from any liability or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the willful breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing, by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), or by facsimile, and shall be given:

if to Parent or Merger Sub, to:

Ranger Energy Investments, LLC

106 Lockheed Drive

Beaver, West Virginia 25813

Attention: James C. Justice

Facsimile: (304) 255-3865

with copies (which shall not constitute notice) to:

Frost Brown Todd LLC

250 West Main Street, Suite 2800

Lexington, Kentucky 40507

Attention: Paul Sullivan

Facsimile: (859) 231-0011

if to the Company, to:

National Coal Corp.

8915 George Williams Road

Knoxville, Tennessee 37923

Attention: Daniel A. Roling, President and CEO

Facsimile: (865) 691-9982

with a copy (which shall not constitute notice) to:

Stubbs, Alderton & Markiles, LLP

15260 Ventura Blvd., 20th Floor

Sherman Oaks, California 92401

Attention: John McIlvery

Facsimile: (818) 444-6302

and

National Coal Corp.

8915 George Williams Road

Knoxville, Tennessee 37923

Attention: Tim Jones, Corporate Counsel

Facsimile: (865) 691-9982

or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified above and electronic confirmation of transmission is received or (b) if given by any other means, when delivered at the address specified in this Section 10.1.

Section 10.2. Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time and then only to such extent.

Section 10.3. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement or the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

Section 10.4. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors or other governing body at any time prior to the Effective Time, whether before or after approval of this Agreement by the Company shareholders; provided, however, that, after approval of this Agreement by the Company’s shareholders, no amendment may be made which under applicable Law requires the further approval of the shareholders of the Company without such further approval having been obtained. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 10.5. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

Section 10.6. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and any purported assignment without such consent shall be void and without effect), except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder.

Section 10.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

Section 10.8. Counterparts; Effectiveness. This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective only when signed by each party hereto and each such party has received counterparts hereof signed by all of the other parties hereto.

Section 10.9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.10. Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Exhibits, Annexes and Schedules and the Company Disclosure Letter and the Parent Disclosure Letter) and any agreements entered into among the parties contemporaneously herewith (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) except for Section 2.2(c), Section 2.3, Section 2.4 and Section 2.5 (which, from and after the Effective Time, shall be for the benefit of holders of the Shares (including Company Restricted Shares), Company Options and Company Warrants immediately prior to the Effective Time), and Section 7.5 (which from and after the Effective Time shall be for the benefit of the Indemnified Parties), are not intended to and do not confer upon any Person other than the parties hereto any legal or equitable rights or remedies. The representations and warranties in this Agreement are the product of negotiations among the parties to this Agreement and are for the benefit of the parties to this Agreement. Any inaccuracies in such representations and warranties are subject to waiver by the parties to this Agreement in accordance with Section 10.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties to this Agreement of the risks associated with particular matters regardless of the Knowledge of any of the parties to this Agreement. Consequently, Persons other than the parties to this Agreement may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or any other date.

Section 10.11. Jurisdiction.

(a) For the purposes of any suit, action or other proceeding, claim, dispute or controversy (of any kind or type, whether based on contract, tort, statute, regulation or otherwise, and whether based on state, federal, foreign or any other Law), arising out of, relating to or in connection with this Agreement, the documents referred to in this Agreement, or any of the transactions contemplated hereby, and including disputes relating to the existence, validity, breach or termination of this Agreement (any such claim being a “Covered Claim”), each party irrevocably submits to the jurisdiction of the Court of Chancery of the State of Delaware and any court of the United States located in the State of Delaware. Each party agrees to commence any Action involving a Covered Claim in the Court of Chancery of the State of Delaware, and, in the event such Action involving a Covered Claim must, under applicable Law, be brought in Federal court, then each party agrees to commence such Action involving a Covered Claim in a court of the United States located in the State of Delaware. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action involving a Covered Claim in (i) the Court of Chancery of the State of Delaware, or in (ii) any court of the United States located in the State of Delaware. Each party hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any of the aforementioned courts that any Action involving a Covered Claim has been brought in an inconvenient forum. Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any Action involving a Covered Claim by the mailing of copies thereof by registered mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided, that nothing in this Section 10.11 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 10.11 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 10.11. The parties agree that a final judgment in any Action involving a Covered Claim shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12. Authorship. The parties agree that the terms and language of this Agreement are the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

Section 10.13. Remedies. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the parties would not have any adequate remedy at law. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Each of the parties hereby irrevocably waives, and agrees not to attempt to assert or assert, by way of motion or other request for leave from the court, as a defense, counterclaim or otherwise, in any Action involving a Covered Claim, any claim or argument that there is an adequate remedy at law or that an award of specific performance is not otherwise an available or appropriate remedy. Any requirements for the securing or posting of any bond with such remedy are waived. Without limiting the generality of the foregoing, the parties agree that (a) the Company shall be entitled to specific performance against Parent and Merger Sub (i) of Parent’s and Merger Sub’s obligations to consummate the Merger and to conduct the Closing upon the satisfaction or waiver of the conditions set forth in Section 8.1 and the satisfaction or waiver of the conditions set forth in Section 8.2, and (ii) to enforce and to prevent any breach by Parent or Merger Sub of its covenants or other agreements under this Agreement and (b) Parent shall be entitled to specific performance against the Company (i) of the Company’s obligation to consummate the Merger and to conduct the Closing upon the satisfaction or waiver of the conditions set forth in Section 8.1 and the satisfaction or waiver of the conditions set forth in Section 8.3, (ii) of the Company’s obligations to pay the Termination Fee, if any, pursuant to Section 9.2, and (iii) to enforce and to prevent any breach by the Company of its covenants or other agreements under this Agreement. Any other provision of this Agreement notwithstanding, Parent and Merger Sub’s right to terminate this Agreement or receive the Termination Fee shall not limit or eliminate Parent’s or Merger Sub’s right to obtain an injunction or specific enforcement as and to the extent provided in this Section 10.13; provided, however, that in no event shall Parent or Merger Sub be entitled to seek specific performance hereunder from and after termination of this Agreement and receipt of the Termination Fee.

Section 10.14. No Consequential Damages. Except as prohibited by Law, each party hereto waives any right it may have to claim or recover any special, exemplary, punitive or consequential damages, or any damages other than, or in addition to, actual damages.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the day and year first written above.

NATIONAL COAL CORP.

By:	/S/ DANIEL A. ROLING
Name:	Daniel A. Roling
Title:	President & CEO

RANGER ENERGY INVESTMENTS, LLC

By:	/S/ STEPHEN W. BALL
Name:	Stephen W. Ball
Title:	President

RANGER COAL HOLDINGS, LLC

By:	/S/ STEPHEN W. BALL
Name:	Stephen W. Ball
Title:	President

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